BIOMED REALTY, L.P.
CERTIFICATE OF AMENDMENT

BioMed Realty, L.P., a Maryland limited partnership (the “Partnership”), does hereby certify that:

FIRST:    The name of the Partnership is BioMed Realty, L.P.

SECOND: Article FOURTH of the Certificate of Limited Partnership of the Partnership is hereby deleted in its entirety and the following is inserted in lieu thereof:

“FOURTH: The name and address of the general partner of the Company are BioMed Realty Trust, Inc., 17190 Bernardo Center Drive, San Diego, California 92128. The general partner is a Maryland corporation.”

IN WITNESS WHEREOF, I have signed this Certificate of Amendment and acknowledge it to be my act the 2nd day of August, 2013.

WITNESS:                              GENERAL PARTNER:

By: BIOMED REALTY TRUST, INC.,
a Maryland corporation

/s/ Brian J. Wolfe                        By: ___/s/ Jonathan P. Klassen
Name: Jonathan P. Klassen
Title: Senior Vice President